Exhibit 10.2
OFFER TO SELL
UNIT 104 – 9295 198TH STREET
LANGLEY, BC
THIS OFFER TO SELL made the 23 day of November, 2023. (“Offer” or “Agreement”)
TO:    COLLIERS MACAULAY NICOLLS INC.
200 Granville Street, 19th Floor
Granville Square
Vancouver, BC V6C 2R6
(hereinafter called the “Agent”)
BETWEEN:
TAB LABS INC.
Unit D107, 19720 94A Avenue
Langley, BC V1M 3B7
(hereinafter called the “Purchaser”)
And:
AVALITE SCIENCES INC.
104-9295 198th Street
Langley BC V1M 3J9
(hereinafter called the “Vendor”, together with the Purchaser, the “Parties”)
We the undersigned hereby offer to sell the property municipally described as Unit 104 – 9295 198th Street, Langley BC having a legal description and more particularly known as:
PID: 015-551-768 STRATA LOT 4, SECTION 34, TOWNSHIP 8, NEW WESTMINSTER DISTRICT STRATA PLAN NW3095
(hereinafter the “Property”)
on the following terms and conditions:
1.PURCHASE PRICE
The PURCHASE PRICE shall be the sum of One Million Four Hundred Ninety Nine Thousand Dollars ($1,499,000) (the “Purchase Price”) payable as follows:
(a)REFUNDABLE DEPOSIT: As a portion of the Purchase Price and within two (2) business days of acceptance of this Offer, the sum of Twenty Five Thousand Dollars ($25,000) (the “Refundable Deposit”), by way of a cheque or bank draft shall be paid to Colliers Macaulay Nicolls Inc., in trust, to be held as contemplated in this Offer;
(b)FINAL DEPOSIT: The Purchaser shall, within two (2) business days of (i) the Purchaser’s Conditions Precedent (as defined below) being satisfied or waived by the Purchaser; and (ii) the satisfaction of the Mutual Condition (as defined below), pay to the Vendor an additional sum of Fifty Thousand Dollars ($50,000) (the “Final Deposit” and together with the Refundable Deposit, the “Deposit”). Subject to Clause 1(f), the Deposit will be non-refundable and paid by way of a

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cheque or bank draft payable to Colliers Macaulay Nicolls Inc., in trust, and to be held as contemplated by this Offer; and
(c)BALANCE OF PURCHASE PRICE: The balance of the Purchase Price, shall be payable by way of certified trust cheque or wire transfer to the Vendor or the Vendor’s solicitors at the time of closing as herein provided.
The Deposit will be held in accordance with the following:
(d)The Refundable Deposit will be returned to the Purchaser if the Purchaser does not satisfy or waive the Purchaser’s Conditions Precedent set out in Clause 3 or the Purchaser and the Vendor do not satisfy the Mutual Condition set out in Clause 4;
(e)The Deposit will be applied to the Purchase Price on the Closing Date if the Vendor and the Purchaser complete the sale and purchase of the Property;
(f)The Deposit will be immediately refunded to the Purchaser if the Vendor is in default of its obligations to complete the sale of the Property hereunder, without prejudice to any other right or remedy of the Purchaser; and
(g)The Deposit will be retained by and absolutely forfeit to the Vendor as liquidated damages if the Purchaser, through the Purchaser’s default, fails to complete the purchase of the Property after having waived or satisfied the Purchaser’s Conditions Precedent set out in Clause 3 and the satisfaction of the Mutual Condition set out in Clause 4 as the Vendor’s sole and exclusive remedy;
provided that $10.00 of the Deposit shall, in any event, be non-refundable to the Purchaser in accordance with Clause 3.
2.VENDOR RESPONSIBILITIES
The Vendor will deliver to the Purchaser all information in its possession related to the Property (the “Project Documents”), which includes:
(a)Strata documents, including but not limited to meeting minutes (Council meetings, annual general meetings and special general meetings), budgets, and bylaws for the last two (2) fiscal years
(b)Building plans
(c)Service contracts
(d)proposed list of Equipment
3.PURCHASER’S CONDITION PRECEDENT
This Offer is subject to the following condition precedent being satisfied or waived by the Purchaser forty-five (45) days from mutual acceptance of this Agreement (the “Subject Waiver Date”):
(a)Review and approval of the Project Documents as noted in Clause 2;
(b)The Purchaser conducting and approving any inspections of the Property required to complete this transaction; and

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(c)The Purchaser receiving approval from its Board of Directors to complete this transaction;
(the “Purchaser’s Conditions Precedent”).
If the Purchaser fails to notify the Vendor in writing that the Purchaser’s Conditions Precedent have been satisfied or waived within the time specified, or by such time as may be subsequently agreed, then this Agreement will become null and void and the Refundable Deposit will be returned to the Purchaser in full, except $10.00 which shall be retained by the Vendor as valuable consideration for these Purchaser’s Conditions Precedent.
The Purchaser’s Conditions Precedent are for the sole benefit of the Purchaser. The Purchaser has the right to waive the Purchaser’s Conditions Precedent at its discretion within the time stipulated and proceed with the transaction herein contemplated.
In the event that the Purchaser does not purchase the Property in accordance with the terms hereof, the Purchaser will indemnify and save harmless the Vendor from and against any loss, cost or damage of any nature whatsoever sustained by the Vendor as a result of the Purchaser exercising its rights under Sub-clause 3(b), reasonable wear and tear excepted; provided, however, that Purchaser shall have no liability under this provision to the extent such loss, cause or damage arose from or is related to the gross negligence or willful misconduct of Vendor or anyone acting on behalf or under the authority of Vendor. Notwithstanding anything to the contrary herein including, the Purchaser’s obligation to indemnify set forth in this Clause 3 shall survive termination of this Agreement for any reason whatsoever.
4.MUTUAL CONDITION
This Offer is subject to the following condition precedent being satisfied or waived by both the Purchaser and the Vendor by the Subject Waiver Date:
(a)The Vendor and the Purchaser agreeing upon the itemized list of equipment (the “Equipment”) to be sold by the Vendor to the Purchaser, agreeing upon the purchase price for such Equipment and entering into and executing a separate purchase and sale agreement for the Equipment.
(the “Mutual Condition”).
The Mutual Condition is for the mutual benefit of the Purchaser and the Vendor and may not be waived unilaterally by either party. If the Mutual Condition is not satisfied within the time specified, or by such time as may be subsequently agreed, then this Agreement will become null and void and the Refundable Deposit will be returned to the Purchaser in full.
5.CLOSING
The closing shall take place at the office of the Purchaser’s solicitor on January 15th, 2024 (the “Closing Date”). The Purchaser shall have possession of the Property, subject to the Permitted Liens, following payment of the Purchase Price to the Vendor or the Vendor’s solicitor on the Closing Date. All adjustments both incoming and outgoing with respect to rent, taxes, utilities and other items normally adjusted between a vendor and a purchaser with respect to the Property, shall be made as of 12:01 a.m. on the Closing Date. If the current year taxes are not known on the Closing Date, taxes will be adjusted on the basis that current year taxes will be 10% higher than the previous years’ taxes but the parties will readjust ten days after determination of the actual current year taxes. If any item subject to adjustment cannot be determined on or before the Closing Date, an

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estimate shall be made jointly by the Vendor and the Purchaser, acting reasonably, for purposes of closing and a final adjustment shall be made when the particular item can be determined. All claims for readjustments must be made within a twelve month period following the Closing Date and after the expiry of such twelve month period, the adjustments made by the parties prior to the expiry of such period shall be final and binding.
The obligation of the Purchaser to complete the purchase and sale transactions herein contemplated will be subject to the condition that all of the obligations herein of the Vendor will have been materially performed by the Vendor in accordance with this Agreement except as may be waived in writing by the Purchaser, and that all representations, warranties, covenants and agreements in this Agreement or any document delivered in connection with the transactions herein contemplated will be materially true and correct at and as of Closing Date as though such representations, warranties, covenants and agreements were made at and as of the Closing Date.
6.VENDOR REPRESENTATION, WARRANTIES AND COVENANTS
The Vendor represents, warrants, and covenants where applicable, that:
(a)the Vendor is the owner of the Property and has the power to dispose of the same free and clear of all encumbrances save for reservations in the original grant from the Crown and those encumbrances outlined in the title search attached hereto as Schedule A (the “Permitted Liens”);
(b)there will be no tenancies, license agreements or other occupancy or use agreements affecting the Property at the time of closing;
(c)the Vendor has received no notice of any expropriation of the Property;
(d)the Vendor has received no notice of any outstanding orders against the Property or notices threatening orders by the Fire Warden, Health Department, Building or Engineering Departments of the Township of Langley or any other department or government agency which has jurisdiction over the Property;
(e)the Property will be free and clear of all liens, charges and encumbrances on the Closing Date save for the Permitted Liens;
(f)subject to and without in any way limiting the other representations and warranties herein contained, the Property will be maintained and transferred to the Purchaser in the same condition as inspected by the Purchaser pursuant to Sub-Clause 3(b);
(g)the Vendor is a resident of Canada within the meaning of the Income Tax Act;
(h)at the Closing Date, the Vendor shall deliver a certificate executed by a senior officer (without personal liability) of the Vendor familiar with the Property stating that at such time the above representations and warranties continue to be materially true and correct or, if not true and correct, stating details thereof;
(i)Vendor has not entered into any material commitments or agreements with any governmental authorities or agencies affecting the Property, and Vendor has not received any written notice of an intention to revoke any certificate of occupancy, license, or permit issued in connection with the Property;
(j)the Vendor has not, in connection with the Vendor’s use of the Property, been charged with, received notice of non-compliance, or convicted of any offence for

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non-compliance with any provision term of the Environmental Management Act SBC 2003 c.53 (the “EMA”), or been fined or otherwise sentenced or settled any prosecution short of conviction, and there are no notices of judgment or commencement of proceedings of any nature and to the Vendor’s knowledge, without investigation, the Vendor has not ever been investigated relating to any breach or alleged breach of the EMA;
(k)the Vendor has not been required by any governmental authority to perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with the Property other than in accordance with or to comply with the EMA;
(l)to the Vendor’s knowledge, without investigation, the Property has not been contaminated by any Hazardous Waste, as defined in the EMA, in amounts in excess of those permitted under the EMA; and
(m)there will be no service, maintenance, operating, and other contracts with respect to the Property at the time of closing.
The above representations and warranties shall survive the Closing Date and shall continue in full force for twelve (12) months. The Vendor agrees unconditionally to indemnify, protect and save harmless the Purchaser and their respective officers, directors, employees, agents, successors and assigns, (collectively, the “Purchaser Indemnified Parties”) against and in respect of any loss, cost or damage of any nature whatsoever sustained, including legal fees and disbursements on a full indemnity basis, which may be made or brought against any of the Purchaser Indemnified Parties, or which any of the Purchaser Indemnified Parties may suffer, incur or be required to pay, directly or indirectly as a result of, in respect of or arising out of any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Vendor contained in this Agreement, or in any other agreement, schedule certificate or other document required to be entered into or delivered by the Vendors pursuant to this Agreement.
7.PURCHASER’S REPRESENTATIONS, WARRANTIES AND COVENANTS
The Purchaser represents, warrants, and covenants where applicable, that:
(a)the Purchaser is a corporation duly incorporated and validly existing under the laws of the Province of British Columbia;
(b)the Purchaser has the power, authority and capacity to enter into this Agreement, to perform its obligations hereunder and to carry out the transactions contemplated by this Agreement;
(c)the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser;
(d)the Purchaser is registered for GST purposes;
(e)the Purchaser is not a non-resident of Canada within the meaning of the Income Tax Act (Canada); and
(f)at the time of closing, the Purchaser shall deliver a certificate executed by a senior officer (without personal liability) of the Purchaser stating that at such time the above representations and warranties continue to be true and correct or, if not true and correct, stating details thereof.

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The above representations and warranties shall survive the Closing Date and shall continue in full force for twelve (12) months. The Purchaser shall give written notice to the Vendor of each breach of a representation or warranty, together with details thereof, with ten (10) business days after becoming aware of the breach and in any event by no later than the date that is twelve (12) months after the Closing Date.
8.PURCHASER’S ACKNOWLEDGEMENTS AND AGREEMENTS
The Purchaser hereby acknowledges and agrees that:
(a)Notwithstanding anything contained herein to the contrary, the Purchaser is purchasing the Property in an “as is/where is” condition, subject only to the covenants, representations and warranties made by the Vendor in this Agreement. The Purchaser further acknowledges that, subject only to the covenants, representations and warranties made by the Vendor in this Agreement, it is the Purchaser’s responsibility to satisfy itself with respect to the Property and all matters relating to or affecting the Property, including without limitation, the state of repair of the Property, the zoning of the Property and the environmental and physical condition of the Property;
(b)there are no warranties or representations, expressed or implied, by statute or otherwise, given by the Vendor as to the condition (environmental or otherwise), suitability or fitness of the Property, except those specifically set out in this Agreement;
(c)the provisions of this section shall not merge on, but shall survive, the Closing Date.
9.ASSIGNMENT
It is understood and agreed that the Purchaser shall have the right to assign its rights and obligations under this Agreement or direct a transfer of the Property to another party with the consent of the Vendor, such consent not to be unreasonably withheld, but in such case the Purchaser shall remain liable in respect of its obligations hereunder. If this Agreement is assigned, the Vendor will be entitled to any profit resulting from an assignment of the Agreement by the Purchaser or any subsequent assignee. Notwithstanding the foregoing, the Purchaser will have the right to assign its rights under this Agreement to any entity which remains, at all times up to and including the Closing Date, an Affiliate of the Purchaser (which has the meaning ascribed to it in the Business Corporations Act (British Columbia)), or any successor or related entity that may arise via amalgamation or merger or other similar transaction involving Purchaser or any of its Affiliates, without the consent of the Vendor, provided that:
(a)the Purchaser will deliver written notice to the Vendor of any such assignment;
(b)the Purchaser will remain fully liable to the Vendor for the performance by any such Affiliate of the obligations of the Purchaser under the Agreement and will not be released from the performance hereof; and
(c)the Affiliate enters into an agreement with the Vendor assuming the rights and obligations of the Purchaser under this Agreement.

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10.FINTRAC
FINTRAC is the Financial Transactions and Reporting Analysis Center of Canada. Bill C25 has passed and came into effect June 23, 2008 and relates to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act to which the real estate industry is bound by. The Vendor and Purchaser acknowledge and agree that the Agent is bound by the above legislation and will assist the Agent in being compliant with the relevant legislation. This includes providing the Agent with proof of identity of Individuals and/or Corporations pertaining to this transaction. The Agent will keep all such materials and information private and confidential at all times as required by regulatory and corporate privacy requirements.
11.GENERAL
(a)Time shall be of the essence of this Agreement.
(b)This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.
(c)It is understood that there are no representations, warranties, guarantees, promises or agreements other than those contained in this Agreement.
(d)The Deposit will be placed in a non interest-bearing trust account.
(e)It is acknowledged and agreed by the Vendor and the Purchaser that the GST and any PST, sales or similar tax imposed pursuant to provincial legislation (“Sales Tax”) shall be an amount payable by the Purchaser in addition to the Purchase Price. The Purchaser shall pay all applicable property or land transfer tax, GST and Sales Tax in respect of the transaction contemplated by this Agreement and shall pay any such taxes collectible by the Vendor at closing on the Closing Date. If a registrant under the Excise Tax Act, the Purchaser shall provide to the Vendor a certificate to that effect on the Closing Date including an indemnity for any penalties, claims or losses arising from the failure of the Purchaser to account for GST (the “GST Certificate”) and shall pay or account to Canada Revenue Agency pursuant to the Excise Tax Act, all GST payable in respect of the sale and purchase of the Property pursuant to this Offer. If the Purchaser is not a registrant under the Excise Tax Act it shall remit to the Vendor all GST payable in respect of the sale and purchase of the Property pursuant to this Offer.
(f)The Purchaser hereby indemnifies and holds harmless the Vendor from and against, and shall pay and reimburse the Vendor for any and all claims, liabilities, tax, penalties, interest, costs and legal and other expenses incurred, directly or indirectly in respect of any PST, GST, Sales Tax or land transfer tax payable by the Purchaser which the Vendor fails to collect from the Purchaser at closing on the Closing Date.
(g)Each of the Agent, Purchaser and Vendor shall execute and deliver all such further documents and do such further acts and things as may be reasonably required from time to time to give effect to this Agreement.
(h)This Offer may only be amended by an agreement in writing by the parties hereto.
(i)The Purchaser and its respective principals, agents and affiliates shall not disclose any information regarding this transaction, including, without limitation, the existence of the Offer, or the price and terms of the sale contemplated

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hereby, or other property information, except to its respective accountants, solicitors, lenders and advisors.
(j)This Offer and the agreements, instruments and other documents entered into pursuant to this Offer set forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect to the matters herein and there are no oral or written agreements, promises, warranties, terms, conditions, representations or collateral agreements whatsoever, express or implied, other than those contained in this Offer.
(k)This Offer will enure to the benefit of and be binding upon the heirs, executors, administrators, legal representatives, successors and permitted assigns of the parties, as applicable.
12.LIABILITY OF DAMAGE TO PROPERTY
The Property shall be at the risk of the Vendor until the time of the closing of the sale and purchase of the Property, and thereafter at the risk of the Purchaser.
In the event of significant damage to the Property occurring before the time of closing by reason of fire, tempest, lightning, earthquake, flood or other Act of God, fire, explosion, riot, civil commotion, insurrection or war, then the Purchaser may, at its option:
(a)cancel this Agreement in which case the Deposit shall be returned to the Purchaser; or
(b)close the sale and require the Vendor to assign to the Purchaser the proceeds of any insurance claim relating to the Property.
13.CLOSING DOCUMENTS
The Vendor will convey the Property to the Purchaser by delivering to the Purchaser at or before the time of closing a freehold transfer (the “Transfer”) in registerable form. The Purchaser shall bear the cost of the conveyance, and the Vendor shall bear the cost of clearing title of any charges other than Permitted Liens and shall be solely responsible for any real estate commission payable.
At least three business days prior to the day of closing the Purchaser shall cause its solicitors to prepare and deliver to the Vendor all documents reasonably required by the
Vendor’s solicitors to complete this transaction in accordance with its terms including the Transfer, a statement of adjustments, an assignment of the Vendor’s interest in any outstanding guarantees, warranties or indemnities with respect to the Property, an assignment and assumption of Permitted Liens, a mutual undertaking to readjust, the GST Certificate and any documents and certificates referred to herein and such other documents as may be reasonably necessary for more perfectly and absolutely transferring, assuring and vesting title to the Property in the Purchaser as contemplated hereby.
If the Vendor has existing financial charges to be cleared from title, as shown on Schedule B, the Vendor, while still required to clear such charges, may wait to pay and discharge existing financial charges until immediately after receipt of the Purchase Price, but in this event, the Purchaser shall pay the Purchase Price to a lawyer or notary in trust, on undertakings to pay and discharge the financial charges and remit the balance, if any to the Vendor.

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If the Purchaser is relying upon a new mortgage to finance the Purchase Price the Purchaser, while still required to pay the Purchase Price on the Closing Date, may wait to pay the Purchase Price to the Vendor until after the transfer and new mortgage documents have been lodged for registration in the appropriate Land Title office, but only if, before such lodging, the Purchaser has: (a) made available for tender to the Vendor that portion of the Purchase Price not secured by the new mortgage, and (b) fulfilled all the new mortgagee’s conditions for funding except lodging the mortgage for registration, and (c) made available to the Vendor, a lawyer’s or notary’s undertaking to pay the Purchase Price upon the lodging of the transfer and new mortgage documents and the advance by the mortgagee of the mortgage proceeds.
On or before the Closing Date the Purchaser will pay to the Purchaser’s solicitors, in trust, the balance of the Purchase Price, as adjusted, less the amount to be advanced to the Purchaser on the Closing Date under any mortgage financing arranged by the Purchaser. Following such payment and after receipt by the Purchaser’s solicitors of the documents and items referred to in this Clause 13, the Purchaser will cause the Purchaser’s solicitors to file the Transfer (together with such other documents as are required to be filed) in the Land Title Office concurrently with any security documents applicable to any mortgage financing arranged by the Purchaser in connection with the purchase of the Property. Upon the Purchaser’s solicitors obtaining a post application search of the Property which indicates that, in the normal routine of the Land Title Office, title to the Property will issue in the name of the Purchaser subject only to the Permitted Encumbrances and the state of title is in accordance with the terms and conditions of this Offer, the Purchaser shall cause the Purchaser’s solicitors to pay to the Vendor or the Vendor’s solicitors the balance of the Purchase Price and to release and deliver the closing documents referred to herein.
14.HEALTH CANADA LICENSES
Forthwith after the Closing Date, the Vendor, at its cost, will cause any Health Canada licenses associated with the Property to be terminated or extinguished.
15.SITE PROFILE
The Purchaser hereby waives any requirement for the Vendor to provide the Purchaser with a site profile for the Property under the Environmental Management Act of British Columbia or any regulation in respect thereto.
16.DISCLOSURE
The Vendor and the Purchaser acknowledge and agree that:
(a)in accordance with the Code of Ethics of the Canadian Real Estate Association, Colliers Macaulay Nicolls Inc. (the “Purchaser’s Agent” represented by Greg Lane (the “Salesperson”) has disclosed that it is representing the Purchaser, and Macdonald Reality Westmar (the “Vendor’s Agent” represented by Humraj Kallu, the “Salespeople”) has disclosed that it is representing the Vendor in the transaction described in this Agreement;
(b)the Agents, in order to accommodate the transaction described in this Agreement, were and are entitled to pass any relevant information they receive from either Party or from any other source to either of the Parties as the Agents see fit, without being in conflict of their duties to either Party; and
(c)the Vendor will pay the Purchaser’s Agent commission that will be due and payable on the Closing Date in the amount of Seventeen Thousand Dollars ($17,000.00) plus GST.

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17.CONFIDENTIALITY
The Parties agree that this Agreement, the terms contained herein and any negotiations in connection thereto shall be deemed “Confidential Information” and shall survive any termination or expiration of this Agreement.
18.BINDING AGREEMENT
Upon acceptance by both the Purchaser and the Vendor this Offer shall constitute a binding agreement for the purchase and sale of the Property on the terms and conditions contained herein.
19.EXECUTION BY ELECTRONIC MEANS
This Agreement may be executed by the parties in counterparts and transmitted by facsimile or electronically, and if so executed and transmitted, this Agreement will be, for all purposes, as effective as if the parties had delivered an executed original Agreement.
20.DATE OF ACCEPTANCE
This Offer is irrevocable and shall be open for acceptance by the Purchaser up to 5:00 p.m. PST on November 30, 2023 and, upon acceptance by the Purchaser, will constitute a binding agreement for the purchase and sale of the said Property on the terms and conditions contained herein. In the event that this Offer is not accepted by the Purchaser on or before the aforesaid time and date, then this Offer shall be null and void and the Refundable Deposit together with any accrued interest shall be returned to the Purchaser in full.
IN WITNESS WHEREOF the Vendor has executed this Offer the day and year first above written.

AVALITE SCIENCES INC.
Per:	/s/ Punit Dhillon
Name: Punit Dhillon Title: CEO
Per:	/s/ Kait Arsenault
Name: Kait Arsenault Title: CFO

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THE PURCHASER HEREBY ACCEPTS the above Offer on the terms and conditions set out above, this 29th day of November, 2023.

TAB LABS INC.
Per:	/s/ John Stephen
Name: John Stephen Title: CEO

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SCHEDULE A
TITLE SEARCH PRINT    2023-06-08, 11:16:37
File Reference:    Requester: Meredith Woods
**CURRENT INFORMATION ONLY - NO CANCELLED INFORMATION SHOWN**
Title Issued Under    STRATA PROPERTY ACT (Section 249)
Land Title District    NEW WESTMINSTER
Land Title Office    NEW WESTMINSTER
Title Number    CA7887379
From Title Number    CA6961333
Application Received    2019-11-25
Application Entered    2019-12-09
Registered Owner in Fee Simple
Registered Owner/Mailing Address     AVALITE SCIENCES, INC. INC.NO.BC0718177
104 - 9295 198TH STREET
LANGLEY, BC
V1M 3J9
Taxation Authority    Langley, The Corporation of the Township of
Description of Land
Parcel Identifier:    015-551-768
Legal Description:
STRATA LOT 4 SECTION 34 TOWNSHIP 8 NEW WESTMINSTER DISTRICT STRATA PLAN NW3095 TOGETHER WITH AN INTEREST IN THE COMMON PROPERTY IN PROPORTION TO THE UNIT ENTITLEMENT OF THE STRATA LOT AS SHOWN ON FORM 1
Legal Notations    NONE
Charges, Liens and Interests
Nature:    STATUTORY BUILDING SCHEME
Registration Number    AB186729
Registration Date and Time    1988-09-14 12:30
Remarks:    INTER ALIA
LAND TITLE ACT SECTION 216
Duplicate Indefeasible Title    NONE OUTSTANDING
Transfers    NONE
Pending Applications    NONE
Title Number: CA7887379    TITLE SEARCH PRINT    Page 1 of 1

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